          THIS AGREEMENT is made as of this 25th day of April, 2003

BETWEEN:

                         TD SECURITIES INC., of the City of Toronto, in the Province of Ontario,

                         (“TDSI”)

                         - and -

                         LIBERTY CJR, INC., of the City of Englewood, in the State of Colorado,

                         (the “Vendor”)

          TDSI and the Vendor agree as follows:

1.     On April 30, 2003 (the “Settlement Date”), TDSI, or to the extent designated by TDSI prior to the Settlement Date, certain other purchasers (the “Canadian Accounts”) and TDSI, will purchase, and the Vendor will sell to TDSI, or to TDSI and the Canadian Accounts, an aggregate of 7,125,000 Class B non-voting participating shares (the “Purchased Shares”) of Corus Entertainment Inc. (“Corus”) on and subject to the terms and conditions of this agreement. The aggregate purchase price (the “Purchase Price”) for the Purchased Shares will be equal to Cdn$145,350,000, and will be paid to the Vendor by TDSI without deduction of any commissions or other fees or any costs or expenses incurred by TDSI in connection with the transactions contemplated by this agreement. The Purchased Shares shall be purchased from the Vendor by the Canadian Accounts and TDSI in trades executed through the facilities of the Toronto Stock Exchange.

2.     The transaction shall be completed on the Settlement Date at 10:00 a.m. (Toronto time), at which time TDSI, on its own behalf and on behalf of any Canadian Accounts, shall pay the Purchase Price for the Purchased Shares by wire transfer to the Vendor in accordance with the wire transfer instructions attached as Schedule “A” hereto against delivery of one or more share certificates representing the Purchased Shares (i) duly endorsed for transfer with signatures guaranteed by a bank or trust company in accordance with the requirements of CIBC Mellon

Trust Company, as registrar and transfer agent for the Class B non-voting participating shares of Corus, or (ii) at the request of TDSI, duly registered as it may direct by notice to the Vendor not less than 24 hours prior to the Settlement Date; provided that, for greater certainty, such share certificate(s) shall not contain any restrictive legends (including legends as to the resale of securities in accordance with the United States Securities Act of 1933, as amended (the “1933 Act”), or applicable state securities laws or legends prescribed by Multilateral Instrument 45-102 of the Canadian Securities Administrators). Such payment shall be made by TDSI regardless of the amount of any payments received by TDSI for Purchased Shares from the Canadian Accounts.

3.     The Vendor represents and warrants to TDSI at the date hereof and at the Settlement Date:

(a)	the execution, delivery and performance of this agreement have been duly authorized by all necessary corporate action on the part of the Vendor;

(b)	the sale of the Purchased Shares is not a distribution as defined in clause (c) of the definition of “distribution” in subsection 1(1) of the Securities Act (Ontario) (the “Ontario Act”);

(c)	it acquired the Purchased Shares on March 31, 2000 pursuant to an exemption from the registration requirements of the 1933 Act;

(d)	it is not an “affiliate” (as defined in Rule 501(b) of Regulation D made under the 1933 Act (“Regulation D”)) of Corus;

(e)	(i) the sale of the Purchased Shares is being made in reliance on Rule 904 of Regulation S made under the 1933 Act (“Regulation S”), (ii) subject to the representation in Section 4(a) being true and correct as of the dates indicated in Section 4(a), the offer of the Purchased Shares was not made to any person in the United States and (iii) subject to the representation in Section 4(d) being true and correct as of the dates indicated in Section 4(d), no “directed selling efforts” (as defined in Rule 902(c) of Regulation S) have been made in the United States by the Vendor, an affiliate of the Vendor or any person acting on their behalf; and

(f)	all agreements or restrictions to which the Vendor is a party or by which it is bound which limit or restrict the transfer of the Purchased Shares to TDSI and the Canadian Accounts will have been complied with on the Settlement Date and the Vendor has, and will have on the Settlement Date, good title thereto and the full legal right, power and authority to sell and transfer the Purchased Shares to TDSI and the Canadian Accounts free and clear of all liens, charges, encumbrances and adverse claims.

4.     TDSI represents and warrants to the Vendor that, at the date hereof and at the Settlement Date:

(a)	it and each of the Canadian Accounts is a person “outside the United States” (as used in the definition of “offshore transaction” in Rule 902 of Regulation S), and at the time the buy order from it or any of the Canadian Accounts was originated, it or such Canadian Account was “outside the United States”;

(b)	all sales of any of the Purchased Shares to the Canadian Accounts will be executed in, on or through the facilities of the Toronto Stock Exchange or another “designated offshore securities market” (as defined in Rule 902 of Regulation S);

(c)	neither TDSI nor any person acting on its behalf has pre-arranged the sale of any of the Purchased Shares being sold on an agency basis with a buyer in the United States;

(d)	neither TDSI nor any person acting on its behalf has made any “directed selling efforts” (as defined in Rule 902 of Regulation S) in the United States with respect to any of the Purchased Shares being sold on an agency basis;

(e)	sales of Purchased Shares on an agency basis will be made to no more than 20 Canadian Accounts, each of which will be an “accredited investor” (as defined in Rule 501(a) of Regulation D); and

(f)	the execution, delivery and performance of this agreement have been duly authorized by all necessary corporate action on the part of TDSI.

5.     Each of the parties agrees that, subject to applicable law, no public announcements or communications shall be made with respect to this agreement or the subject matter hereof, except with the prior approval of the other party. Where such disclosure is required by law, the party that is subject to the disclosure obligation shall, at least two business days prior to the date that such disclosure is to be made, provide notice of such obligation to the other party, together with a copy of the relevant document or other communication. The parties acknowledge that the Vendor or an affiliate of the Vendor will issue a press release in the form attached to this agreement as Exhibit A in respect of the transactions contemplated by this agreement, and TDSI hereby approves the form of such disclosure; provided that the press release shall not be issued earlier than April 28, 2003.

6.     The completion by each party of the transactions contemplated by this agreement is subject to the condition that the representations and warranties of the other party set forth herein are true and correct at the time of closing on the Settlement Date. All representations, warranties and agreements contained herein shall survive the closing of the transaction and shall continue for the applicable limitation period established by Ontario and Canadian law.

7.     Time is of the essence of this agreement.

8.     This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

9.     No waiver, modification or amendment of any term, condition or provision of this agreement will be binding on a party or of any effect unless made in writing and signed by the party to be bound.

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10.     This agreement may be executed in any number of counterparts, each of which will constitute an original and all of which, taken together, will constitute one and the same instrument.

11.     This agreement, together with any trade confirmations issued in connection with the transactions contemplated by this agreement (which trade confirmations will be in the form attached to this agreement as Exhibit B, subject only to completion of information which cannot be determined until the Settlement Date) constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all prior and contemporaneous written and oral agreements and understandings of the parties with respect to the subject matter hereof.

TD SECURITIES INC

by:	/s/ Robbie Pryde

	Name: Title:	Robbie Pryde Managing Director Head of Institutional Equities

LIBERTY CJR, INC

by:	/s/ Neal Dermer

	Name: Title:	Neal Dermer Vice President, Assistant Treasurer

SCHEDULE “A”

WIRE TRANSFER INSTRUCTIONS

Wire transfer information:
LIBERTY MEDIA CORPORATION
BANK OF NEW YORK
ACCOUNT # 8900259159
ABA # 021000018
SWIFT CODE: IRVTUS3N

If you have any questions, please contact

Neal Dermer	720-875-5419
720-875-5915 (fax)
dermer@libertymedia.com
Treasury Contact

Barbara Garner		720-875-5064 720-875-5915 (fax)

EXHIBIT A

FORM OF PRESS RELEASE

FOR IMMEDIATE RELEASE
                      April [     ], 2003

Liberty Media Corporation Sells Shares of Corus Entertainment Inc.

ENGLEWOOD, Colorado – Liberty Media Corporation (NYSE: L, LMC.B) announced today that it has sold 7,125,000 Class B Non-Voting shares of Corus Entertainment Inc. for approximately $[     ] million. The shares were sold in a privately negotiated transaction and, as a result of the sale, Liberty Media no longer holds an investment in Corus Entertainment.

Liberty Media Corporation (NYSE: L, LMC.B) owns interests in a broad range of video programming, broadband distribution, interactive technology services and communications businesses. Liberty Media and its affiliated companies operate in the United States, Europe, South America and Asia with some of the world’s most recognized and respected brands, including Encore, STARZ!, Discovery, QVC and Court TV.

Contact:

Mike Erickson
Liberty Media Corporation
(877) 772-1518

EXHIBIT B

FORM OF TRADE CONFIRMATION